EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CTD Holdings, Inc. of our report dated January 21, 2005, concerning the financial statements of CTD Holdings, Inc. which appears in the Annual Report on Form 10-KSB of CTD Holdings, Inc. for the year ended December 31, 2004.

James Moore & Co., P.L.

Gainesville, Florida

August 31, 2005